Exhibit 99 - Press Release

NEWS RELEASE

CVF TECHNOLOGIES CORPORATION ANNOUNCES THE
SALE OF ITS SUBSIDIARY GEMPRINT CORPORATION FOR
$7.5 MILLION (USD) PLUS PERFORMANCE PAYMENTS

        Williamsville, New York - November 30, 2005 - CVF Technologies Corporation (NASD OTC Bulletin Board - Symbol - CNVT) announced today that it has entered into an asset purchase agreement that provides for Collectors Universe to acquire the business and substantially all of the assets of Gemprint Corporation which primarily includes a patented technology for non-invasive diamond identification. GemprintTM uses the technology to digitally capture the unique refractive light pattern (or "gemprint") of each diamond that is processed with that technology. Collectors Universe has agreed to pay a purchase price consisting of $7.5 million (US) in cash, at closing, plus a performance payment of $1 for each diamond registration using the GemprintTM process in excess of 100,000 registrations during any year in the five year period immediately following consummation of the acquisition.

        CVF will receive approximately $3.5 million (US) on closing from GemprintTM as a repayment of debt and accrued interest owed to CVF by Gemprint. CVF will also receive 65% of all distributions that are expected to be made to Gemprint shareholders from the remaining proceeds of this transaction (after the repayment of Gemprint debt) as well as from future performance payments.

        CVF, in its decision to sell Gemprint, had two requirements it wished to meet. Firstly, CVF has been exploring ways to enhance shareholder value. The immediate cash payment to CVF on closing of $3.5 million (US) will help accomplish that goal. Secondly, CVF was also seeking an effective strategic alliance for Gemprint, to help commercialize its technology. After examining many companies it was decided that Collectors Universe, Inc. best met that objective. CVF believes that Collector's Universe's planned use for the GemprintTM technology as part of its diamond grading program should bring future rewards to Gemprint (and CVF) shareholders in the form of the $1 per Gemprint performance payments for the next five years.

        Consummation of the Gemprint acquisition is subject to satisfaction of certain conditions, set forth in the asset purchase agreement, including the obtaining of third party consents and the approval of the holders of two-thirds of Gemprint's outstanding shares. Gemprint has set December 19, 2005 as the date for a special shareholders meeting at which the Gemprint shareholders will vote on approval of the asset purchase agreement and the sale to Collectors Universe of Gemprint's business and assets. Collectors Universe has obtained, from a limited number of Gemprint shareholders (including CVF), who own approximately 80% of Gemprint's outstanding shares, voting agreements by which they have agreed to vote for approval of the asset purchase agreement and the sale of Gemprint's business and assets to Collectors Universe. Subject to the satisfaction of the conditions contained in the asset purchase agreement, it is expected that the Gemprint acquisition will take place promptly after approval of the Gemprint shareholders has been obtained.

        GCAL, which was acquired by Collectors Universe on November 7, 2005, plans on incorporating the GemprintTM process in to its diamond grading process, so that each GCAL graded diamond will also carry a GemprintTM image stored in GCAL's registered database. The incorporation of the GemprintTM process will enable GCAL to record the unique "fingerprint" of each diamond it grades, which will make it possible to match GCAL graded diamonds, on a one-to-one basis, with their GCAL certificates. The result of the inclusion of GemprintTM in the GCAL process is that GCAL will be able to provide an additional measure of protection against misrepresentations of diamond quality that can occur by, for example, switching a diamond grading certificate issued for a higher quality diamond to a lower quality diamond.

        Collectors Universe's planned use of the GemprintTM technology will represent a significant advancement in the security of the diamond grading certificate. With the incorporation of GemprintTM in to their grading process, they will be able to implement anti-fraud and anti-counterfeiting measures that they believe will make the GCAL grading certificate the most secure and trustworthy diamond grading certificate in the world. Collectors Universe believes that, because the GemprintTM process is non-invasive and the "fingerprint" it captures is inherent in the diamond itself, the GemprintTM identification method is far superior to laser engraving a diamond, since such an engraving can be easily counterfeited by polishing off that engraving and then re-engraving the diamond.

        Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps currency and diamonds. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps and diamonds. This information is accessible to collectors and dealers at the Company's web site, www.collectors.com, and is also published in print.

CVF Technologies Corporation (www.cvfcorp.com) is headquartered in Williamsville, New York. CVF is a technology development company, whose principal business is sourcing, funding and managing emerging pre-public technology companies with significant market potential. Founded in 1989, CVF's holdings include four companies involved primarily in environmental products/services.

Certain statements made in this press release which are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements involve risks and uncertainties, which may cause actual results or achievements to be materially different from any future results and achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, product demand and market acceptance risks for the products and technologies of CVF's subsidiary companies and investees; the impact of competitive products, technologies and pricing; delays or difficulties in developing, producing, testing and selling new products and technologies; the ability of the company's subsidiaries and investees to obtain necessary financing for their operations and to consummate initial public offerings of their stock; the effect of the Company's accounting policies; the effect of trade restrictions and other risks detailed in the company's Statement on Form 10-SB/A filed with the U.S. Securities and Exchange Commission and any subsequent filings with the Commission.

For more information please contact: www.cvfcorp.com

CVF Technologies Corporation	CVF Technologies Corporation
Robert L. Miller	Jeffrey Dreben
Chief Financial Officer	President & CEO
(716) 565-4711	(716) 565-4711